Exhibit 10.33

FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE is made on July 25, 2014, by New Horizon Enterprises, Ltd. ("Sublandlord"), whose address is 3405 Annapolis Lane suite 100 Plymouth, MN 55447, and Kips Bay Medical, Inc. ("Subtenant"), whose address is 3405 Annapolis Lane suite 200 Minneapolis, MN, 55447.

RECITALS

St Paul Fire and Marine Insurance Company, as landlord ("Landlord"), and Sublandlord, as tenant, entered into a Lease dated January, 2010, (the "Prime Lease"), with regard to the premises at 3405 Annapolis Lane Suite 100 Plymouth, Minnesota (the "Premises"). Sublandlord and Subtenant are parties to a certain Sublease Agreement dated as of June 2, 2011 whereby Sublandlord subleased the Subleased Premises (as defined in the Sublease Agreement) to Subtenant. A copy of the Prime Lease was attached to that Sublease Agreement as Exhibit A. Sublandlord and Subtenant now wish to enter into this First Amendment to Sublease Agreement to amend the Sublease Agreement as set forth herein. Accordingly, Sublandlord and Subtenant agree:

1.

Agreement. Sublandlord subleases the Subleased Premises to Subtenant, and Subtenant subleases the Subleased Premises from Sublandlord, according to this Sublease. The provisions of the Prime Lease are incorporated into this Sublease as the agreement of Sublandlord and Subtenant as though Sublandlord were Landlord under the Prime Lease and Subtenant were tenant under the Prime Lease.

2.	Term. The term of this Sublease shall be extended to end on September 30, 2017, co-terminus with Subtenant's current facility lease.

3.

Rent. During the term of this Sublease, Subtenant will pay Sublandlord as rent for the Subleased Premises in the amounts and on the dates listed below, in advance, without notice, demand, offset or counterclaim, on the fifth day of each month. Rent will be paid to Sublandlord at Sublandlord's address above. If the term of this Sublease begins on any day other than the first day of a month, rent will be prorated on a per diem basis.

Net Rent psf	Monthly Net Rent

$11.00	$2,560.25

3A: Utilities:     The Sublandlord agrees to bill the Subtenant monthly its proportionate share of gas and electric bills. Subtenant agrees to remit payment to Subtenant within 30 days of receipt of such bill.

3B: Operating Costs(Taxes: Subtenant shall pay Sublandlord its pro rata share of Operating Costs and Taxes. Such amount shall be billed monthly and paid in accordance with rent.

3C: Landlord Expenses: Subtenant agrees to pay any costs incurred by Landlord in connection with the consent to sublease as set forth in Section 11 of the Prime Lease.

4.     Acceptance of the Premises. Subtenant accepts the Subleased Premises in their present "as is" condition including all items still remaining in the space. Sublandlord will not be obligated to make any alterations or improvements to the Subleased Premises on account of this Sublease.

5.     Additional Improvements and Signage. As stated above, the provisions of the Prime Lease are incorporated into this Sublease and all applicable provisions of the lease related to additional improvements and signage are expressly incorporated herein.

6.     Improvements. Pursuant to the Sublease Agreement, the Sublandlord acknowledges that the Subtenant performed at its cost certain the demising work and additional restroom as outlined under that agreement. The Subtenant also agrees to restore the premises to its original condition as of the date of this sublease, including removing the interior wall that Subtenant erected and replacing the interior wall Subtenant removed and repairing all walls and flooring to its original condition at its sole cost and expense. Notwithstanding the foregoing, Subtenant will not be required to remove those extensions of interior walls, existing as of the date of that sublease, above ceiling level and up to the roof deck. Upon termination of the Sublease, Subtenant shall also surrender the Subleased Premises broom clean in good order, condition and repair, reasonable wear and tear only excepted.

7.     The Prime Lease and Sublease Agreement. This First Amendment to Sublease is subject to the Sublease Agreement and Prime Lease. Except as may be inconsistent with the terms hereof, all provisions of the Prime Lease and Sublease Lease are applicable to this First Amendment to Sublease as though Landlord under the Prime Lease were the Sublandlord under this Sublease and tenant under the Prime Lease were Subtenant under this Sublease. Subtenant has received a copy of the Prime Lease. Subtenant will not cause or allow to be caused any default under the Prime Lease. Subtenant will indemnify Sublandlord against any loss, liability, and expenses (including reasonable attorney's fees and costs) arising out of any default under the Prime Lease caused by Subtenant, and Sublandlord will indemnify Subtenant against any loss, liability, and expenses (including reasonable attorneys' fees and costs) arising out of any default under the Prime Lease caused by Sublandlord. Also, Subtenant hereby agrees to join in future amendments to the Prime Lease. All capitalized terms not defined herein shall have the same meaning and effect as set forth under the Prime Lease.

8.     Notices and Right to Cure. Subtenant must deliver copies of any notices the Subtenant receives from the Landlord.

9.     The covenants and agreement herein contained shall bind and inure to the benefit of Sublandlord, Subtenant, and their respective heirs, executors, administrators, successors and assigns.

10.     This Sublease is made contingent upon receipt of a signed Consent to Sublease form by Landlord, which shall be obtained on or before July 1, 2014.

Sublandlord and Subtenant have executed this Sublease on the date first written above.

New Horizon Enterprises, Ltd.
(Sublandlord)

By:	/s/ Jill Dunkley
Its:	GC / Director of Business Development

Kips Bay Medical, Inc.
(Sublandlord)

By:	/s/ Scott Kellen
Its:	COO / CFO

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